EXHIBIT 21.1

                         SUBSIDIARIES OF PENTACON, INC.

Alatec Cable Harness & Assembly Division, Inc., a California corporation Alatec Fastener and Component Group, Inc., a California corporation Alatec International Sales, Inc., a U.S. Virgin Islands corporation Alatec Products, Inc., a California corporation
Alatec Race, Inc., a California corporation
ASI Aerospace Group, Inc., a Delaware corporation
AXS Solutions, Inc., a Delaware corporation
Capitol Bolt & Supply, Inc., a Texas corporation
Maumee Industries, Inc., an Indiana corporation
Pace Products, Inc., a Texas corporation
Pentacon Aerospace Group, Inc., a Nevada corporation
Pentacon Industrial Group, Inc., a Nevada corporation
Pollard Acquisition Corp., a Delaware corporation
Sales Systems, Limited, a Pennsylvania corporation
Texas International Aviation, Inc., a Texas corporation
TIA International, Inc., a U.S. Virgin Islands corporation
Trace Alatec Supply Company, Inc., a California corporation
West Coast Aero Products Holding Corp., a Delaware corporation